Exhibit 99.1

FOR IMMEDIATE RELEASE

PRIMUS GUARANTY EXPECTS MINIMAL IMPACT FROM

FANNIE MAE AND FREDDIE MAC CDS EXPOSURE

Hamilton, Bermuda, September 8, 2008 – Following the announcements over the weekend relating to Federal National Mortgage Association (“Fannie Mae”) and Federal Home Loan Mortgage Corporation (“Freddie Mac”), Primus Guaranty, Ltd. (NYSE:PRS) today provided the following information with regards to its credit default swap (“CDS”) exposure to Fannie Mae and Freddie Mac.

As of September 8, 2008, Primus Financial Products, LLC’s (“Primus Financial”) single-name CDS exposure to Fannie Mae and Freddie Mac senior and subordinated debt totaled $215 million. Primus Financial also has CDS exposure to Fannie Mae and Freddie Mac in its bespoke tranche portfolios, which are not subject to first loss due to existing subordination levels.

The company said that even if the actions relating to Fannie Mae and Freddie Mac are deemed to constitute credit events under Primus Financial’s CDS, Primus Financial’s losses are expected to be minimal, if any.

About Primus Guaranty
Primus Guaranty, Ltd. is a Bermuda company, with its principal operating subsidiaries, Primus Financial Products, LLC and Primus Asset Management, Inc., headquartered in New York City. Primus Financial Products offers protection against the risk of default on corporate, sovereign and asset-backed security obligations through the sale of credit swaps to dealers and banks. As a swap counterparty, Primus Financial Products is rated Aaa by Moody’s Investors Service, Inc. and AAA by Standard & Poor’s Rating Services. Primus Asset Management provides credit portfolio management services to Primus Financial Products, and manages private investment vehicles, including two collateralized loan obligations and three synthetic collateralized swap obligations for third parties.

Safe Harbor Statement
Some of the statements included in this press release and other statements Primus Guaranty may make, particularly those anticipating future financial performance, business prospects, growth and operating strategies and similar matters, are forward-looking statements that involve a number of assumptions, risks and uncertainties, which change over time. For those statements, Primus Guaranty claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Any such statements speak only as of the date they are made, and Primus Guaranty assumes no duty to, and does not undertake to, update any forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements, and future results could differ materially from historical performance. For a discussion of the factors that could affect the company’s actual results please refer to the risk factors identified from time to time in the company’s SEC reports, including, but not limited to, Primus Guaranty’s Annual Report on Form 10-K, as filed with the U.S. Securities and Exchange Commission.

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